FOR IMMEDIATE RELEASE:
Contact:
Thomas R. Quinn, Jr.
President & CEO
Phone 717.530.2648
77 East King Street | Shippensburg PA

Orrstown Bank Names David P. Boyle EVP/Chief Financial Officer

SHIPPENSBURG, PA (August 29, 2012) Orrstown Financial Services, Inc. (NASDAQ: ORRF) announced today that David P. Boyle, CPA has joined Orrstown Bank as EVP / Chief Financial Officer.

Mr. Boyle will be responsible for directing the development and maintenance of Orrstown’s financial plans, policies, strategic initiatives and financial compliance. Mr. Boyle graduated from Westminster College, New Wilmington, Pennsylvania with a degree in Business Administration and Accounting and is a Certified Public Accountant in both Pennsylvania and Ohio.  Mr. Boyle worked as an accountant for four years following graduation before entering the banking field in 1990 as Vice President, Controller at Wayne Bancorp, Inc., in Wooster, Ohio. As his career progressed at Wayne Bancorp, Inc., Mr. Boyle was named Chief Financial Officer in 1995; President, Chief Operating Officer in 1999; and Chairman, President and Chief Executive Officer in 2001. Wayne Bancorp, Inc. was acquired by National City in 2004 and later PNC Financial Services. His most recent position was Executive Vice President, Chief Performance Officer.

Thomas R. Quinn, Jr., President & Chief Executive Officer, commented, “We are extremely pleased to welcome Mr. Boyle to the Orrstown Bank team. His significant experience in the financial industry will be an asset to the Company and we look forward to the contributions he will make to the organization and our communities.”

About the Company:

With approximately $1.3 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland.  Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the recent Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

# # #